BARK Promotes Michael Black to President, Core Business

Veteran Pet Industry Leader to Guide Company’s Core Operations and Next Phase of Growth

Matt Meeker, Co-Founder and Chief Executive Officer, to Continue to Oversee Long-Term Strategic Vision and New Growth Opportunities

NEW YORK – September 3, 2025 – BARK, Inc. (NYSE: BARK), a leading global omnichannel brand for dogs with a mission to make all dogs happy, today announced the promotion of Michael Black to President, Core Business. In this role, Black will lead the Company’s core direct-to-consumer and commerce segments, working closely with the leadership team to continue expanding BARK’s reach and deepening its connection with dog families. Matt Meeker, Co-Founder and Chief Executive Officer of BARK, will continue to oversee the Company’s long-term strategic vision, including expanding its services business and advancing future growth initiatives.

Black joined BARK in 2024 as Chief Revenue Officer, where he played a central role in sharpening the company’s go-to-market strategy, strengthening retail partnerships, and driving healthy growth in its Commerce segment, which grew 27% year-over-year in fiscal 2025. With more than two decades of leadership in the pet industry and consumer goods, Black has been a key architect of BARK’s recent progress and momentum.

“Michael has been an extraordinary partner since joining the team,” said Meeker. “His commercial instincts, operational discipline, and genuine passion for serving dogs and their people make him the right leader to help take BARK into its next chapter. Elevating him to run our Core Business was an easy decision, and it will allow me to focus on driving BARK’s long-term strategic vision.”

“I’m grateful for the trust Matt and the team have placed in me,” said Black. “At BARK, everything we do starts with making dogs happy, and I’ve been inspired by the energy and creativity of this team every day. I look forward to building on the strong foundation we’ve laid and helping BARK reach even more dog families in the years ahead.”

Prior to joining BARK, Mr. Black served as the Founder and President of Paragon International Advisors, a consulting firm focused on partnering with private equity investors in the pet industry, and as a Board Advisor to PetLab Co. Prior to that, he served as the Chief Executive Officer–and previously the Chief Revenue Officer–of Outward Hound, a dog company focused on enrichment toys. During his tenure, he led Outward Hound through a successful digital transformation and years of significant growth. Previously, Mr. Black served as Senior Buyer, Pet Accessories at Walmart. He holds an M.B.A. from the University of Arkansas and a Bachelor of Arts from Brigham Young University. He resides in Bentonville, AR with his wife Paola, their 4 children, and their Newfoundland named Chewie.

For more information about BARK, visit investors.bark.co.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, dog-first experiences that foster the health and happiness of dogs everywhere, and more. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including Target, Chewy, and Amazon; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Contacts
For Investors:
Michael Mougias
investors@barkbox.com

For Media:
Garland Harwood
press@barkbox.com